1.        Purpose

This Policy on Best Security Market Practices (the “Policy”) is applicable to Pampa Energía S.A. (the “Company”) and establishes certain restrictions and formalities for trading operations regarding de sale and purchase of Company securities as well as those of its affiliates; in the pursuit of a greater transparency while ensuring that no Covered Person (as defined hereinafter) obtains any form of economic gain or benefit using the Company´s Confidential Information (as defined in section 2) as well as that of its affiliates.

The terms of this Policy are concordant with those established in Section 117 of the Capital Market Act No. 26.831, as well as other enforcement regulations thereof, Section 1, Article XII, Chapter III, Title I of the Regulations of the Comisión Nacional de Valores (N.T.2013), the rules and regulations of the Securities and Exchange Commission of the United States of America, the Federal Laws on Financial Instruments of the United States of American and the Sarbanes – Oxley Act (the “Legal Framework”).

2.       Scope

This policy shall be applicable to every Covered Person. If a Covered Person is subject to a similar policy from a directly or indirectly controlled company, that Covered Person shall abide by this Policy only and therefore be cleared by the Compliance Officer from fulfilling any other obligations under other policies.

3.       Definitions

Pursuant to the regulations in force within the legal framework mentioned above, this Policy includes certain definitions such as:

“Material Non-Public Information”: includes all material information of the Company or any of its affiliates that has not been yet publicly announced to the Market and, if made public, might or could have had a substantial effect in the public offering of Covered Securities or in the process of placing such securities in the stock market. For example, material non-public information includes: (i) financial statements, (ii) projections of future earnings or losses, (iii) proposals or plans involving mergers, acquisitions or sale of companies, (iv) information regarding sale or purchase agreements of substantial assets, (v) regulatory actions, particularly those that might be enforced by public, mixed or private entities and/or agencies with controlling or regulatory powers on the issuer of the Covered Securities, (vi) financial liquidity or insolvency problems, (vii) new tender offer of securities, (viii) significant changes in the Company prospects, (ix) entry of significant new contracts, (x) changes in management, and (xi) existence of significant litigation or significant litigation decisions.

“Blackout Periods”: This period that begins and ends regarding the submission dates before the Comisión Nacional de Valores and the Bolsa de Comercio de Buenos Aires of every financial statement, either yearly or quarterly, issued by any Company that owns Covered Securities, shall be established by the Compliance Officer at its own discretion and included in the procedure to this Policy.

The Compliance Officer shall also determine additional blackout periods and limitations to a Blackout Period regarding quantities or certain Covered Persons.

“Covered Persons”: Covered Persons under this Policy are those individuals that due to their work, profession and/or position within the Company or any of its directly or indirectly controlled companies, might have access to Material Non-Public Information; these individuals will be included in a list attached to the procedure to this Policy. The Compliance Officer shall, at its own discretion, include as Covered Persons any person or entity that might have access to Material Non-Public Information of the Company and/or its directly or indirectly controlled companies. The Compliance Officer shall also, temporarily, or permanently, exclude from the scope of this Policy any person or entity listed as Covered Person that pursuant to its own discretion as well as to a signed sworn statement does not have access to Material Non-Public Information.

“Covered Securities”: Covered Securities under this Policy are every and all securities defined as such by the legal framework, including without limitation, stock shares and negotiable instruments. The procedure to be drafted will establish the regulations and applicability of this Policy and will include a list of every Covered Security related to the Company and its directly or indirectly controlled companies. Notwithstanding this list, the Compliance Officer shall, at its own discretion, complement or limit the Covered Securities list.

4.       Covered Persons´ Obligations

4.1       Policy Delivery

Every Covered Person shall receive a copy of this Policy and complete, sign and submit to the Compliance Officer an acceptance note, as stipulated in the procedure that will be drafted pursuant to this Policy.

4.2       General Prohibitions

Covered Persons in possession of Material Non-Public Information, whatever the source, shall not as from the moment they become in possession of said information and while that information is not made public, either by themselves of through third parties, directly or indirectly, make any of the following:

• use said Material Non-Public Information to obtain any type of profit, for himself of third parties, regarding any sale or purchase operation with Covered Securities.

• share or make public said information to third parties unless within the framework of his/her daily work, position, or profession. It is understood that those persons are acting within their work framework, position or profession if they share information: (i) to the Company´s administrative and management boards or government agencies, stock markets that might apply, during the correct development of his/her responsibilities; and (ii) to external advisors of the Company (external auditors, legal, financial or tax advisors, investment banks participating in a particular or future transaction, and every other person or entity that due to its role or function must have access to such Material Non-Public Information) for the correct fulfillment of the work they have been hired to perform;

• based on Material Non-Public Information, recommend, or advise a third-party to acquire such Covered Securities.

4.3       Prohibition to Trade during Blackout Periods

No Covered Person shall make any transaction in the stock market with any Covered Security within the Blackout Periods. The Compliance Officer, at its own discretion and according to its own understanding, shall exclude any Covered Person under specific scenarios from this obligation.

5.       Violations of Insider Trading Policies

The Compliance Officer shall evaluate every violation to this Policy and shall determine the appropriate sanctions, including without limitation, warnings, restitution of the economic gain, among others.

Likewise, according to the specifics of the case, the Compliance Office shall inform said violations to the Audit Committee of the Company and/or the pertinent governmental authorities.

6.       Compliance Officer

The Company shall appoint one or more Company Officers as Compliance Office as well as an alternate one. Another Company Officer shall function as Compliance Officer regarding the designated Compliance Officer.

The duties of the Compliance Officer shall be as follows: (i) to assist in the implementation and interpretation of this Policy and supervision of the fulfillment of its stipulations, (ii) to provide copies of this Policy to every current and future Covered Person and any other person that the Compliance Officer shall determine might have access to Material Non-Public Information; (iii) to respond enquiries regarding this Policy; (iv) to establish extraordinary blackout periods during which the Covered Persons are not allowed to trade in with Covered Securities; (v) to validate, review and redefine from time to time the list of Covered Securities that will be included in the corresponding procedure; (vi) to authorize or deny any trading that a Covered Person might want to do with a Covered Security; (vii) to analyze different scenarios and, if applicable, determine every exception or exemption regarding the obligations set forth under this Policy; (viii) to evaluate applicable sanctions in case of breaches or violations to this Policy by any Covered Person.